Exhibit 4.12
SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE, dated as of January 29, 2025 (this “Supplemental Indenture”) by and among Office Properties Income Trust (the “Company”), the other party listed as a New Guarantor on the signature page hereto (the “New Guarantor”) and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).
W I T N E S E T H
WHEREAS, the Company, the Trustee, the Collateral Agent and the other parties thereto have heretofore executed and delivered an Indenture, dated as of December 11, 2024 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Company of $444,992,000 aggregate principal amount of 3.250% Senior Secured Notes due 2027 (the “Notes”).
WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all necessary acts have been done to make this Supplemental Indenture a legal, valid and binding agreement of the New Guarantor in accordance with the terms of this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I DEFINITIONS
SECTION 1.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
ARTICLE II AGREEMENT TO BE BOUND
SECTION 2.1 Agreement to Guarantee. The New Guarantor acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Subsidiary Guarantor pursuant to the Indenture. The New Guarantor hereby agrees to provide a Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article Twelve thereof. Subject to the Intercreditor Agreements, the New Guarantor further agrees to execute and deliver, or cause to be executed and delivered, to the Trustee any and all such documents, agreements, instruments, certificates, notices and acknowledgments, and shall take or cause to be taken such further actions (including, if applicable, the filing and recording of financing statements and/or amendments thereto and other documents and such other actions or deliveries of the type described under Article Fourteen of the Indenture or the Security Documents (including certificates and corporate and organizational documents)), which may be required by law or which the Trustee may (without obligation to do so), from time to time, reasonably request to carry out the terms and conditions of the Indenture and the Security Documents and to ensure the creation, perfection and priority of the Liens created or intended to be created by the Security Documents, in each case, subject to the Security Documents.
SECTION 2.2 Execution and Delivery. The New Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

ARTICLE III MISCELLANEOUS
SECTION 3.1 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 3.3 Ratification. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter shall be bound hereby. The Trustee and the Collateral Agent make no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.
SECTION 3.4 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.
SECTION 3.5 Effect of Headings. The headings herein are convenience of reference only and shall not affect the construction hereof.
SECTION 3.6 The Trustee and the Collateral Agent. The Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantor.
SECTION 3.7 Benefits Acknowledged. The New Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture. The New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by, and security interests granted by, it pursuant to its Guarantee, the Security Documents and this Supplemental Indenture are knowingly made in contemplation of such benefits.
SECTION 3.8 Successors. All agreements of the New Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee and the Collateral Agent in this Supplemental Indenture shall bind its successors.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUER
OFFICE PROPERTIES INCOME TRUST

By:	/s/ Brian E. Donley
Name: Brian E. Donley
Title: Chief Financial Officer and Treasurer

NEW GUARANTOR
20 MASS AVE TRS INC.

By:	/s/ Brian E. Donley
Name: Brian E. Donley
Title: Chief Financial Officer and Treasurer

TRUSTEE AND COLLATERAL AGENT
US BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ David W. Doucette
Name: David W. Doucette
Title: Vice President